Exhibit 5.3

______________
EPSTEIN
BECKER
GREEN
______________

May 28, 2014

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144

RE:	Registration Statement No. 333-194459;
Up to 2,875,000 5.25% Tangible Equity Units
Ladies and Gentlemen:
We have acted as special New York counsel to Post Holdings, Inc., a Missouri corporation (the "Company"), in connection with the issuance of up to 2,875,000 5.25% Tangible Equity Units (the “Units”) pursuant to the Company’s registration statement on Form S-3 (No. 333-194459), as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus, dated May 19, 2014, and contained therein and the Prospectus Supplement, dated May 21, 2014 (collectively, the “Prospectus”). The Registration Statement and Prospectus relate to the offer and sale of the Units by the Company pursuant to an Underwriting Agreement, dated May 21, 2014 (the “Underwriting Agreement”), by and between the Company and Barclays Capital Inc., as representative of the several underwriters listed in Schedule I attached to the Underwriting Agreement with respect to the underwritten public offering of the Units. Each of the Units has a stated amount of $100.00 and is comprised of: (A) a prepaid Purchase Contract (each, a “Purchase Contract”) issued under the Purchase Contract Agreement, dated as of May 28, 2014 (the “Purchase Contract Agreement”), between the Company and U.S. Bank National Association, as Purchase Contract Agent; and (B) an Amortizing Note issued under the Senior Indenture, dated as of May 28, 2014, between the Company and U.S. Bank National Association, as Trustee, as supplemented by the Supplemental Indenture, dated as of May 28, 2014 (collectively, the “Indenture”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus. The Units, Purchase Contracts and the Notes are referred to herein as the “Documents”
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

Post Holdings, Inc.
May 28, 2014

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Units under the Registration Statement and the Prospectus; (iv) the Registration Statement and Prospectus; (v) the Underwriting Agreement; (vi) the Purchase Contract Agreement; (vii) the Indenture; (viii) the global unit evidencing the Units; (ix) the global purchase contract representing the Purchase Contracts; and (x) the global note evidencing the Amortizing Notes. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments, and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the legal capacity of natural persons who are signatories to the documents examined by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the legal power and authority of all persons signing on behalf of the parties to all documents.
We have assumed that all of the documents referred to in this opinion have been duly authorized executed and delivered and constitute the valid, and binding obligations of all of the parties thereto, and are enforceable by all parties thereto other than the Company; all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

This opinion is limited to the laws of the State of New York (subject to the qualifications described below) which, in our experience, are normally applicable to transactions of the type contemplated by documents referred to in the opening paragraph above. We express no opinion concerning the applicability of laws, rules, regulations, or ordinances of any other state or jurisdiction. We have not conducted any review of statutes, rules or regulations for purposes of this opinion, and express no opinion as to any statutes, rules or regulations applicable to the Company due to the nature of its business.

Subject to the foregoing and the other matters set forth herein, it is our opinion that:

Post Holdings, Inc.
May 28, 2014

1.The Units and Purchase Contracts, upon proper execution, delivery and authentication in accordance with the provisions of the Purchase Contract Agreement, when issued by the Company in the manner contemplated by the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and
2.    The Notes, upon proper execution, delivery and authentication in accordance with the provisions of the Indenture when issued by the Company in the manner contemplated by the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
In addition to the assumptions and limitations set forth above, our opinion is further limited by the following:

(a)The opinion is made as of the date hereof and is subject to changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion is based upon the law in effect on the date hereof, and we assume no obligation to revise this opinion should such law be changed.
(b)Our opinion is subject to (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting the rights of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
(c)Our opinion is subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.
(d)We express no opinion as to the enforceability of (1) any provision of the Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of the Documents relating to choice of law.

Post Holdings, Inc.
May 28, 2014

We do not render any opinions except as set forth above. The opinion set forth herein is made as of the date hereof. This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 28, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

EPSTEIN, BECKER & GREEN, P.C.

By:	/s/ Kenneth J. Kelly
Kenneth J. Kelly
Shareholder